Exhibit 99.1

VIVUS, INC.

FIRST QUARTER 2013 RESULTS CONFERENCE CALL

Moderator: Tim Morris

May 8, 2013

8:30 a.m. ET

Operator:                                       Good day, ladies and gentlemen, and welcome to the VIVUS First Quarter 2013 conference call.

At this time, all participants are in a listen-only mode.  Later we will conduct a question-and-answer session and instructions will be given at that time.  If anyone should require operator assistance, please press star then zero on your touchtone telephone.  As a reminder, this call may be recorded.  And will now introduce your host for today’s conference, Tim Morris, Chief Financial Officer.  You may begin.

Timothy E. Morris — VIVUS, Inc. SVP Finance, Chief Financial Officer

T. Morris:                                           Thank you, Ashley.  Before we get started, I would like to remind you that during the course of this conference call, VIVUS will make certain statements that are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as anticipate, believe, forecast, estimate, expect, intend, likely, may, potential, plan, predict, opportunity and should, among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.

VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in the VIVUS Form 10-K for the year ended December 31, 2012, and as amended on Form 10-K/A filed April 30, 2013, and periodic reports filed with the Securities and Exchange Commission.

I will now turn the call over to Mr. Leland Wilson, CEO of VIVUS.

Leland Wilson — VIVUS, Inc. — CEO

L. Wilson:                                         Good morning and welcome to our First Quarter 2013 conference call.  In addition to Tim, joining me today will be Peter Tam, our President; Mike Miller, Chief Commercial Officer, and Dr. Barbara Troupin, Vice President Scientific Communications and Risk Management.

During the period from launch up to the REMS modification, we made significant progress in implementing our early stage commercial strategy.  During this period, we focused our efforts on educating physicians and gaining coverage for Qsymia. As of March 31st, we have made nearly 90,000 calls on 25,000 targeted healthcare providers, and since launch we have trained more than 300 physician speakers who have conducted approximately 800 peer-to-peer programs for more than 9,300 participating attendee physicians.  We also have conducted continuing medical education programs for over 13,000 healthcare providers.

Also during this period, we have gained acceptance of Qsymia by thought-leaders and established a benchmark with these thought-leaders.  Script rates for endocrinologists are now more than double and growing at a faster rate than those of our other called-on physicians.  Considering that endocrinologists rarely wrote prescriptions for weight loss meds prior to the Qsymia launch and that AACE has now published treatment algorithms that include weight loss medications, significant progress has been made in establishing endocrinologists as thought-leaders in the treatment of obesity.

We’ve also increased coverage.  Now with ESI and Medco, Qsymia is available at a tier 3 level to 34% of all commercial lives in the U.S.

We have been able to meet all of these goals not only because of the great effort by our team, but also because Qsymia is showing in the market place the same exceptional efficacy and tolerability that was seen in our clinical trials.

Going forward post-REMS modification, our overall objective is to accelerate the adoption of Qsymia by physicians.  To do this, we will continue to grow insurance coverage and drive patient trial by lowering out-of-pocket costs.  We will improve access by making Qsymia available in thousands of certified retail pharmacies by mid July.  We will continue discussions with major pharma to explore how we can significantly expand the commercialization efforts for Qsymia.  And finally, we will begin activating consumers to talk with their doctors about medical weight loss and Qsymia.  VIVUS will kick off print and social media campaigns for Qsymia this fall and look to expand our efforts in 2014 as we reach out with the increasing PCP audience in the second half of 2013.  We would expect that DTC campaign in 2014, as awareness with PCPs increases.

Since our last call, we have had a number of important achievements:

•                  Approval of the REMS modification to allow expansion of the number and types of distribution outlets for Qsymia to include thousands of certified retail pharmacies.  It is hard to overstate the importance of this approval.  Once implemented, doctors will be able to write a prescription in a familiar way and without the need for faxing, and patients will be able to fill their prescription at a nearby certified retail pharmacy

•                  In April 2013, we entered into an agreement with Medco.   This agreement will significantly reduce the out-of-pocket costs for many Qsymia patients and is a major step towards our goal of achieving 50% coverage of commercial lives by the end of the year;

•                  Staying with the Qsymia coverage news, we would also like to announce that the Veterans Administration now covers Qsymia.  Now millions of veterans can access Qsymia at only $9 per month;

•                  The recently published Comprehensive Diabetes Management treatment algorithm from the American Association of Clinical Endocrinologists for the first time incorporates FDA-approved obesity medications as recommended therapy.

These new algorithms will help the adoption of Qsymia into the everyday practice of the primary care physicians.  These algorithms along with the recent pharmacoeconomic publication from Dr. Kenneth Thorpe demonstrating a net cost savings in the Medicare population with 10% and 15% weight loss, will help significantly in our discussions not only with physicians, but also with payers and policy makers.

We have begun discussions with large pharmaceutical companies to explore how we can increase efforts with primary care physicians, which we believe is critical to maximizing the value of Qsymia. As we have consistently said, the right time to expand this reach would be upon improved access and coverage, which we now have achieved. As we have these conversations, we remain open to all options that could drive the best value for our shareholders.

Switching to SPEDRA, the brand name for STENDRA in Europe, we recently received a positive vote from the CHMP.  The application has now been referred to the European Commission for approval.

Yesterday we announced that Rich Fante, former President U.S., CEO North America and Regional Vice President Americas at AstraZeneca, has agreed to provide advisory services to the Company.  Rich played a major role in establishing Nexium®, Crestor® and Seroquel® as three of the top 10 pharmaceutical brands in the United States.  In this role, Mr. Fante will advise on the company’s commercial options to access the primary care market and maximize the value of Qsymia.

Lastly, I am pleased to announce the addition of Robert N. Wilson, former Chairman of Johnson — Vice Chairmen of Johnson & Johnson, to our Board of Directors.  Bob brings a wealth of experience and leadership in all aspects of the pharmaceutical industry.

With that, I will now turn the call over to Mike who will go into a few more details on the Qsymia Commercial achievements for the first quarter.

Mike Miller — VIVUS, Inc. - Chief Commercial Officer

M.  Miller:                                        Thanks Lee.

As we reported a couple of weeks ago, the Qsymia total prescriptions dispensed in the first quarter were about 59,000.  Of these total prescriptions, approximately 21,000 were under the Free Trial Offer, which includes the first two weeks of the starting dose at no cost. Please remember that the free trial offer is available only once per patient per lifetime. The Q1 Free Trial Offers resulted in a subsequent paid prescription of the recommended dose 72% of the time, which translated to meeting its objective of initiating successful trial on Qsymia.  In March, we launched the additional program to lower out-of-pocket costs to patients, Save Now!, which provides one month of the recommended dose of Qsymia for $75.   Approximately 2,900 prescriptions have been shipped under the Save Now! program.

We continue to grow the Qsymia patient and prescriber base.  As of the end of March, we’ve had over 39,000 unique patients that have been dispensed a prescription for Qsymia since launch, with over 23,000 of those patients added in Q1 2013.  Nearly 15,000 healthcare providers have prescribed Qsymia since launch, representing a 79% growth in the number of prescribers compared to the end of Q4 2012.

To address the question on persistence, we have analyzed over 9,000 new patients that started treatment with Qsymia in September, October or November of 2012.  Based on the review of longitudinal patient data, that is individual patient pharmacy claim data continuously followed over time, the average persistence through March on Qsymia treatment is approximately 3.4 months.  We will continue to follow and add to these patient cohorts as more recent prescription data becomes available and the sample grows.  In the absence of free offers, discounts or recent managed care wins during these months, we’re very pleased with the persistency rate on Qsymia to date.

As Lee mentioned, we have signed a rebate agreement with Medco.  Medco-covered patients will now have access to Qsymia on a national formulary at tier 3 with a prior authorization.  The co-pay is expected to be between $50 and $60. The combined entity of ESI, or Express Scripts, and Medco is the largest PBM in the country.  Another very recent win was the Navitus Health Solutions, which is a regional PBM in the mid-west, also with a tier 3 placement.

As we stated, our corporate goal is to have more than 50% of the 160 million commercial lives in the US covered for Qsymia at tier 3, or better, by year end.

Commercial lives are defined as self- or fully insured by plans or PBMs, and do not include government that is Medicare or Medicaid, or the uninsured.  With wins like Medco and Express Scripts, we now have approximately 34% coverage, so we are well on our way to that goal.

Another coverage accomplishment that we recently had was Qsymia being placed or covered for the 3.5 million veterans in the VA Health System.  The coverage is available through the Express Scripts and Accredo mail order pharmacy with only a $9 monthly co-pay.  These lives in the VA are not considered commercial lives, so would not have impact on our progress to the 50% goal by year-end, but it is a very significant coverage win for us.

Last week, AACE held their annual meeting in Phoenix, AZ and some of you on the phone were available to meet with practicing endocrinologists who have had extensive clinical experience with Qsymia.  As a company and since launch, we have focused on a subset of Endocrinologists that treat metabolic disease with our sales force with a high reach and monthly call frequency, having reached 90% of the audience and calling on them about one-and-a-half times per month.  As a reminder, Endocrinologists only account for 7% of all prescribers of Qsymia but are responsible for almost 20% of all Qsymia prescriptions, making them about two-and-a-half times as productive as other called-on specialties.

With the REMS modification now approved, we have begun developing our initial DTC campaign to launch, in both print and social media, and to activate the consumer. We believe that DTC advertising will generate discussions with and requests to providers for Qsymia and is another critical step to building the brand.

For an update on the REMS modification and the certified retail pharmacy roll-out, as well as other feedback from the AACE meeting, I will turn the call over to Dr. Barbara Troupin.

Barbara Troupin, MD — VIVUS, Inc. — VP, Scientific Communication and Risk Management

B. Troupin:                                  Thank you, Mike.

As we announced on April 17th, the FDA has agreed to the modification of our REMS amendment.  The amendment allows Qsymia to be dispensed through certified retail pharmacies. We anticipate that the implementation process will be completed by mid-July.  The implementation team is focusing on the following: execution of wholesaler distribution agreements;  building the distribution network; building and validating REMS-compliant databases; enrolling, training and certifying each retail pharmacy location; shipping to wholesale and chain distribution centers; stocking certified retail pharmacies; and lastly, announcing availability of Qsymia in certified retail pharmacies and promoting this availability to prescribing doctors and Qsymia patients.

The goal is to have thousands of retail pharmacies certified and stocked by mid July. At that time, we will make sure that physicians and patients are made aware of availability in retail.

Feedback from physicians and patients has been that the existing mail order delivery network has been a barrier to the adoption of Qsymia. We appreciate the FDA’s approval of the REMS modification in a timely fashion and believe that the availability in certified retail pharmacies by mid July will be welcomed by all as it increases the access to the product and eases the burden of prescribing Qsymia.

Next I would like to report on activities at the AACE meeting held last week.  The algorithms presented represent the first time that FDA-approved medical obesity treatments have been added to diet and exercise.  More importantly, the algorithms cover not only obesity but co-morbid conditions that stem from obesity.  AACE has developed algorithms for the treatment of diabetes, pre-diabetes, CV risk factors, hypertension, dyslipidemia and several other conditions.  Endocrinologists are the thought leaders in managing metabolic disease, and we believe that primary care physicians, payers and public policy makers will recognize the significance of these algorithms and that this will propel the emergence of this treatment category.

We have made excellent progress with Qsymia, both with the category and awareness with physicians, building core relationships with thought-leading endocrinologists and other specialists and establishing obesity as a chronic medical treatment category. The emergence of treatment algorithms from AACE is a demonstration of the recognition by the medical community that obesity management through lifestyle changes, along with appropriate use of obesity medications, should be considered first line management of patients with obesity-related chronic medical conditions.

With the challenges around access removed, improvements in coverage and validation among thought-leaders, Qsymia is well-positioned at the forefront of an evolving clinical paradigm for the treatment of obesity by primary care physicians.

I will now turn the call over to Tim for a financial update.

Timothy E. Morris — VIVUS, Inc. — SVP Finance and Chief Financial Officer

T. Morris:                                           Thank you, Barbara.

Net product revenues from sales of Qsymia in the first quarter of 2013 were $4.1 million.  For the first quarter of 2013, we reported a net loss of $53.6 million, or $0.53 net loss per share, as compared to a net loss $18.8 million, or $0.20 per share for the first quarter of 2012.  The increase in net loss in the first quarter of

2013, as compared to the same period last year, is primarily attributable to increased selling, general and administrative expenses of $32.2 million related to commercialization activities for Qsymia.

We ended the first quarter with cash, cash equivalents and available-for-sale securities of $150.3 million.

On March 25, 2013, we entered into a $110 million financing agreement with Pharmakon. On April 9, 2013, we received net proceeds of $48.9 million from the first drawdown. On a proforma basis, taking into account the amounts received from the Pharmakon transaction, the cash, cash equivalent and available-for-sale securities balance at March 31, 2013 was $199.2 million.  At our discretion and subject to the terms and conditions of the Pharmakon agreement, we may also elect to receive an additional $60 million at any time prior to the end of 2013.

I will now turn the call back to Lee for some closing comments.

Leland Wilson — VIVUS, Inc. — CEO

L. Wilson:                                         In closing, I would like to thank VIVUS employees who have worked diligently to build the commercial foundation for the Qsymia brand. Our success in educating physicians and building brand awareness has been excellent.  Our achievement with payers has been significant and we are well on our way toward reaching our goal of 50% coverage of commercial lives by the end of the year.  Considering that at launch there wasn’t any reimbursement for the category, this is significant progress. I am particularly proud of the work that has been done with endocrinologists.  They are now clearly the thought-leaders in treating obesity and metabolic diseases.  They have readily adopted Qsymia and the number of prescribers and rate of prescribing among endocrinologists is growing nicely.  Importantly, their society has for the first time recommended the medical management of obesity and obesity-related co-morbidities. With the REMS modification, we are now in a position to offer patients easier and significantly increased access to Qsymia and to also dramatically decrease the burden on prescribing physicians.  We are now for the first time also able to begin to build consumer awareness for Qsymia.  And finally, to achieve the full potential of the brand, we have begun discussions with large pharmaceutical companies to explore how we can significantly expand commercialization efforts for Qsymia.  We believe we are now well-positioned to begin to realize the commercial potential for Qsymia.

Finally, a word about competition, which for this emerging market is a good thing. The competitive efforts with disease education, payers and public policy will help grow the category.  We are confident that the exceptional efficacy and tolerability of Qsymia will make it the market leader in a potentially very large market.  With that, I’ll turn the — open the call for questions.

QUESTION AND ANSWER SESSION

Operator

(Operator Instructions)

Our first question is from Charles Duncan of Piper Jaffray. Your line is open.

Charles Duncan  — Piper Jaffray & Co. - Analyst

Good morning guys, and thanks for taking my question and congratulations on the progress in the quarter. So my first question is regarding the REMS modification. I know Barbara gave some expectations for mid-July but, I’m wondering if you could help us with any incremental goals, and then maybe, year-end goals? It seems like there’s a lot to do since the REMS modification, but it would be something that you kind of anticipated, so I’m wondering how you’re going to track progress with that certification of pharmacies?

Barbara Troupin  — VIVUS Inc - Vice President Scientific Communications and Risk Management

Thank you, Charles. The process as a whole began once we had final FDA documents. So that is what the starting point for beginning the activities. Many of those activities, the conversations have started, but you can’t begin until we had final FDA documents, which happened in mid-April, and that’s what drives our July rollout date. We will continue to add pharmacies throughout the year but we will begin, as we stated with thousands of pharmacies in mid-July.

Charles Duncan  — Piper Jaffray & Co. - Analyst

Okay, so before then you don’t anticipate any pharmacies certified?

Barbara Troupin  — VIVUS Inc - Vice President Scientific Communications and Risk Management

The rollout will start with thousands of certified pharmacies in July.

Charles Duncan  — Piper Jaffray & Co. - Analyst

Okay, and by year end, would you anticipate to be pretty much complete? And are you targeting certain regions where you have good insurance coverage so far? Or what’s your strategy?

Mike Miller  — VIVUS Inc - CCO

Charles, this is Mike. We’re going to be in all the major metropolitan areas. We’ll be — by year end we’ll — both in chain and independent pharmacies, pharmacies will be able to enroll for the certification, so we will be very much open to enrolling any physician that wishes to join the certification.

Charles Duncan  — Piper Jaffray & Co. - Analyst

Okay. And I was at AACE last week and had several conversations with folks who were excited about the guidelines. Can you give us a sense of your view on the timing of adoption of those guidelines, and when endocrinologists may be able to start to filter out that message to primary care docs?

Barbara Troupin  — VIVUS Inc - Vice President Scientific Communications and Risk Management

Right, this is Barbara again. So the AACE guidelines were published in Endocrine Practice in the March/April edition that came out the week before the meeting. Many of the activities during the meeting were also very focused and kept circling back to the new paradigms outlined in the guidelines. And AACE is committed to doing a lot of education around their guidelines and furthering their discussions with other organizations as well. VIVUS has been very supportive of those activities and providing unrestricted grants around the education, but that organization is very committed to making those guidelines as prominent as possible amongst clinicians and other audiences.

Charles Duncan  — Piper Jaffray & Co. - Analyst

And last question perhaps for Tim regarding the inventory charge, when do you anticipate FDA action on the application for 36 months, and then is there any more inventory at risk?

Tim Morris  — VIVUS Inc - CFO

Yes, Charles we do expect to have action relatively soon on the 36 month. And on the inventory, we evaluate that periodically, but we don’t anticipate anything additional at the present time.

Charles Duncan  — Piper Jaffray & Co. - Analyst

Okay, thanks for the added color.

Operator

Thank you.  Our next question is from Cory Kasimov of JPMorgan.  Your line is open.

Matt Lowe  — JPMorgan - Analyst

Is actually Matt Lowe in for Cory today. Just a couple quick things. Could you update us on the abandonment rate? And updated plans on the CVOT? And then maybe just provide some additional thoughts on your plans to add a large pharma-like PCP sales force potentially in 2013 versus something like increasing the number of sales reps you have in-house? Thank you.

Mike Miller  — VIVUS Inc - CCO

Sure, this is Mike. I will take the abandonment rate first. As you remember in Q4 we, with the free trial offer, we took the abandonment rate down to about 22%, which we’re very pleased about. We don’t have an update on the abandonment rate for this quarter, however, I would not think it would not — it would not have changed very much since all the programs are already in place in terms of free goods and discounts. We are very focused on the persistency rate, however, and we feel good about that. But we’ll continue to look at discounts and other offers and any means of lowering the out-of-pocket cost for patients.

Peter Tam - VIVUS Inc - President

Yes, in terms of the cardiovascular outcomes trial, our plan is to initiate the study later on this year. The study will run approximately four to five years, and we will keep you posted as we progress with that — with the study.

Leland Wilson - VIVUS Inc - CEO

And it’s Lee.  I’ll take the relationships with large pharma. As we said in the past, once we had the REMS modification that we would be going back out to major pharma to explore how we can significantly expand the commercialization efforts for Qsymia. These discussions are underway and we’ll see where they lead, but I want to emphasize that all commercial options are open at this time.

Matt Lowe  — JPMorgan - Analyst

Okay, thank you.

Operator

Thank you.  Our next question is from Simos Simeonidis, Cowen and Company. Your line is open.

Simos Simeonidis  — Cowen and Company - Analyst

Good morning, thanks for taking the questions. My first questions are mainly financial. I was wondering if Tim can give us a breakdown of the $44 million spend in SG&A, I mean how much of that is — the sales force how much is marketing? And also, can you kind of reconcile the $65 million that you burned this quarter with — help us work backwards to see towards the $53 million in that box? Thanks.

Tim Morris  — VIVUS Inc - CFO

Hi, Simos, it’s Tim here. We haven’t provided any additional guidance on the breakdown of SG&A, but except historically in the past we’ve said that you can use probably an industry standard for the sales reps at 150 reps at about $200,000 per year, that’s probably the only guidance that we’ve given historically.

And then in terms of the amounts, I think your question was on the burn. In broad strokes if you take the $60 million of burn, there’s probably $10 million of that that is non-cash, that gets you to about $40 million for operations, and then there’s probably balance sheet adjustments of about $20 million, so that just kind of puts it in broad strokes.

Simos Simeonidis  — Cowen and Company - Analyst

Thanks. And Tim, you spoke in the past about roughly a way to think about the discounts, the gross to net are about 22%.  Can you give us an update on that? And also, any thoughts on potentially reducing the amount of R&D? And if you can tell us what that $7 million that’s spent, is it a big part of it fixed and is it tough to bring down or is anything that’s left over that you’re running? Thank you.

Tim Morris  — VIVUS Inc - CFO

Yes, I think the gross to net adjustment will continue to run above 20%. I don’t know if we were that specific and said 22%, but the gross to net will continue to run above 20%. In terms of the R&D, there are two components there. One, there is obviously the personnel, the overhead, which is probably running at about potentially a one-third, and the remainder is some post-market requirements we have for both of the compounds right now, and that also includes some of the efforts to get the products approved in additional territories.

Simos Simeonidis  — Cowen and Company - Analyst

The question may be for Lee or for Mike. It looks like at least from the scripts data that you are getting more penetration, obviously the sales numbers are small, but it looks like you are penetrating the marketplace. And it seems to me at least that at least part of it should be due to the discount programs. You offered the two weeks and then the $75 one. Do you think this is something that should’ve been in place at the launch?

Mike Miller  — VIVUS Inc - CCO

This is Mike and I’ll take that. So I think that if we look back and saw what we had to do at launch and get these kinds of programs out through the mail order, we fully intended to have those at or near launch. There were a couple of issues around the fact that this was a controlled substance, and getting this through many of these pharmacies in terms of free goods was a challenge. We have received the okay to do that and we’re pushing ahead.

Simos Simeonidis  — Cowen and Company - Analyst

So you were not able at launch to offer the free discount?

Mike Miller  — VIVUS Inc - CCO

No we were not, but we were able to about 40 days afterwards.

Simos Simeonidis  — Cowen and Company - Analyst

Okay, and final question. Lee, you spoke about activating consumers in the DTC campaign potentially this fall and in 2014.  Can you give us a rough idea what this would cost?

Leland Wilson  — VIVUS Inc - CEO

I don’t think we have given guidance on that at this point.

Simos Simeonidis  — Cowen and Company - Analyst

Okay, thank you for taking the questions.

Operator

Thank you.  Our next question is from Marko Kozul, Leerink Swann. Your line is open.

Irene Lau  — Leerink Swann - Analyst

Hi, this is Irene in for Marko, thanks for taking the question. How do you think about for this (inaudible) to drawing more patients to Qsymia? And can you comment on the progress you have seen with the conversion rate from free drug to paid prescription?

Mike Miller  — VIVUS Inc - CCO

Sure, this is Mike. And as I said, the FTOs, or the free trial offers in Q1 resulted in a paid prescription for the recommended dose 72% of the time. So that conversion was I think quite positive.

This — both discounts and free offers and any means of lowering the out-of-pocket costs for patients is important, and let me just go back to reiterate why that is important. Remember when we launched this product there was no coverage, and so patients had to bear the full cost of the drug. And we have certainly made in-roads to getting coverage for these patients, that lowers their out-of-pocket costs by having co-pays, and then we have the other programs in place for cash pay patients.

Irene Lau  — Leerink Swann - Analyst

Thanks a lot. And can you explain to us the process of continued reimbursement negotiation? Has that changed administration in the Medco to Express Scripts? And how do you foresee future negotiations will evolve with maybe the treatment algorithm update at the AACE?

Mike Miller  — VIVUS Inc - CCO

Yes, so as I said, to date our coverage with commercial lives is 34%. I think we’re going in a very good direction, again, given where we began. And I think that when you look at things such as treatment guidelines, or treatment algorithms specifically, that helps us a lot in those discussions. Remember, with payers, the first discussion you have with them is around the category. And the more formalization of the medical category and how to treat it, the better those discussions are set up. And then we can get into the discussion about the merits of the product, which I think Qsymia shows up very well.

Irene Lau  — Leerink Swann - Analyst

Thanks very much.

Operator

Thank you.  Our next question is from Lee Kalowski, Credit Suisse. Your line is open.

Lee Kalowski  — Credit Suisse - Analyst

Maybe I could start with a question for you, Mike. I believe one thing you had mentioned was that you are seeing a persistence of 3.4 months. Is that correct? I guess related to that, what you’re calling persistence, is that what we might think about as treatment duration?

Mike Miller  — VIVUS Inc - CCO

Yes. So persistence is defined as the continuation of therapy, meaning that we’re tracking patients through a pharmacy claim mechanism that they are continuing to fill their prescriptions. And we know how many pills they are getting each time, and we can compute it, and it’s regardless of their payment method. So either they’re covered or cash, doesn’t matter.

Lee Kalowski  — Credit Suisse - Analyst

All right. So I guess the question is, is three months about what you might expect? Is that — how is that — how might you think about getting that number increased?

Mike Miller  — VIVUS Inc - CCO

So that’s a good question, let me get some context to it. First, remember that these were new patient starts in September, October, and November. We began the free trial offer in November. So these were patients that were largely cash pay, very much largely cash pay, and we see good persistence with them.

If you compare this to other categories, and there’s probably a pretty good analogy, which is overactive bladder. Overactive bladder is like obesity in the sense of it was a new category a couple of years ago, it involved certainly patients discussing the matter with their physician, and a lot of self-management going on and efficacy very self evident to the patient. The persistence rate for overactive bladder medications is 2.8 months. So considering the fact that we had been on the market a relatively short time and have not had the benefit of coverage, and in this particular window not have the benefit of discounts or free offers, I think the 3.4 is a very good persistency given where we are.

Lee Kalowski  — Credit Suisse - Analyst

And is that something that you would expect to increase from there? I mean, it is still fair — it still seems like it’s a fairly short treatment duration relatively speaking.

Mike Miller  — VIVUS Inc - CCO

Well I’d say that you need to look at other published persistency and you can compare it in that sense. And again we’re only on the market a short time.

Lee Kalowski  — Credit Suisse - Analyst

Okay.

Mike Miller  — VIVUS Inc - CCO

So —

Lee Kalowski  — Credit Suisse - Analyst

Okay. And another question is I look at the revenues, so the average selling price for the quarter looks like it’s give or take about $70. In early March, the program for additional free prescriptions was added.  Should we think about the ASP coming down somewhat for next quarter?

Tim Morris  — VIVUS Inc - CFO

Yes, hi Lee, this is Tim. I mean, it depends on whether you’re going to include those free goods or not free goods, but the $70 number that you have obviously includes the free goods. I think if you take out the free goods, your ASP goes much higher, in fact, it’s above a hundred. But we will continue on with the free goods program and the Save Now! for the present time.

Lee Kalowski  — Credit Suisse - Analyst

Okay. And maybe one last question. You had mentioned that as far — reconciling cash and net income and there was some balance sheet adjustments, presumably this is net working capital investments, is that something that as we think about the next couple quarters through the launch that some of those net working capital investments could come down from where we were this quarter?

Tim Morris  — VIVUS Inc - CFO

Working capital is really just timing, so it’s payments for AP, it changes in AR balances, it’s accrual balances, and obviously inventory increases.  So it’s a little bit difficult to predict the timing of working capital.

Lee Kalowski  — Credit Suisse - Analyst

Okay, thanks, guys.

Operator

Thank you. Our next question is from Alan Carr, Needham and Company. Your line is open.

Alan Carr  — Needham & Company - Analyst

Running out of questions. I guess a couple around scripts here, so of new scripts, I’m wondering what if you can disclose to us what percentage of those received free drug? Is it the vast majority, all of them, or can you give us a sense of what percentage that is?

Mike Miller  — VIVUS Inc - CCO

Sure. So there were 59,000 new scripts in the quarter as I had stated. There were 46,000 new scripts and there were 21,000 FTOs.

Alan Carr  — Needham & Company - Analyst

Okay, and then in terms of — you mentioned that persistence was 3.4 months. I’m wondering if you could tell us a little bit more around that, in terms of the shape of that.  Is this a bell-shaped curve, and I’m wondering how many of those are still on drug?

Mike Miller  — VIVUS Inc - CCO

So when you look at persistency you use a Kaplan-Meier curve. And so what you get is a slope to discontinuation. And, as I said, we’re tracking the three months new starts and tracking them as we go along and we add new prescription data every month to the analysis. Right now through the end of March, the persistency is 3.4.

Alan Carr  — Needham & Company - Analyst

Can you tell us how many are still on the drug versus how many have stopped it?

Mike Miller  — VIVUS Inc - CCO

I don’t have that data.

Alan Carr  — Needham & Company - Analyst

Okay. And then last question.  Any update on — with respect to progress on a legislative front in terms of government payers?

Mike Miller  — VIVUS Inc - CCO

Government payers, well we gave you the update on the VA, and I would say that I think look, I think that a lot of good patient advocacy groups are doing a lot of good work in the halls of Congress. And we’ll see what comes. I think obesity has reached epidemic proportions in this country, and clearly, work needs to be done. So, we look forward to progress on that front.

Alan Carr  — Needham & Company - Analyst

All right, thanks very much.

Operator

Thank you.  Our next question is from Steve Byrne, Bank of America.  Your line is open.

Steve Byrne  — BofA Merrill Lynch - Analyst

So this metric that you talked about, Mike, with 34% of covered lives, do I understand that correctly that that’s just private payers?

Mike Miller  — VIVUS Inc - CCO

That is commercial. Correct. Commercial lives.

Steve Byrne  — BofA Merrill Lynch - Analyst

So if you look at all eligible patients including those under government payers, what do you think that percentage is?

Mike Miller  — VIVUS Inc - CCO

I don’t know. I think the typical industry approach is you look at commercial lives, is the approach. Unless, you know, Medicaid and Medicare is a big proportion of non-commercial lives. As you know, Medicare Part D does not cover obesity medications at present. Medicaid is another matter altogether, and then there’s the uninsured. So we focus on commercial lives because these are the things that we can move.

Steve Byrne  — BofA Merrill Lynch - Analyst

Okay. And Tim, with respect to the cash on hand now, expectations for DTC programs, what would you say your cash runway could bring you out to at this point?

Tim Morris  — VIVUS Inc - CFO

Yes, we clearly have sufficient cash resources to take us into 2014.

Steve Byrne  — BofA Merrill Lynch - Analyst

And with respect to the Pharmakon debt financing, does that preclude your ability to do another debt or convert financing?

Tim Morris  — VIVUS Inc - CFO

No.

Steve Byrne  — BofA Merrill Lynch - Analyst

Okay. And with respect to some of your comments, Lee, about your discussions with prospective big pharma partners, would you characterize these discussions as being a new initiative, or renewed, given what may have been an obstacle before, due to the mail-order pharmacy?

Leland Wilson  — VIVUS Inc - CEO

Well I mean clearly we’ve said that the REMS modification was a major barrier to gaining entrance from major pharma, and so what that barrier coming down, and I think in addition the progress we’re making with payers that has opened the door again for I think constructive discussions. So, we’ll see how they go.

Steve Byrne  — BofA Merrill Lynch - Analyst

Okay, thank you.

Operator

Thank you.  Our next question is from Michael Tong, Wells Fargo Securities. Your line is open.

Michael Tong  — Wells Fargo Securities, LLC - Analyst

Thanks. Maybe just to add onto the persistence question, you’re at a little over three months right now. Where do you think that can go, from knowing what the product — how the product performs?  What’s the sort of peak persistence you’re thinking at this point?

Mike Miller  — VIVUS Inc - CCO

You know, 3.4 can go a lot of different directions. I think, as I said, this was in the absence of coverage and the absence of free trial offers and in the absence of discounts. I think the product has certainly fulfilled its promise in the clinic and we get good feedback. So we look forward to enriching the analysis and we’ll report out on persistency, but this is I think a good start.

Michael Tong  — Wells Fargo Securities, LLC - Analyst

And then secondly, how do you think about return on investment or any types of metric or payback metric? Just looking at the model it seems like you’ve spent about $120 million in SG&A in the last three quarters. So far the revenue hasn’t really kept up with that, so at what point do you think the inflection will come and how do you measure your return on investment?

Tim Morris  — VIVUS Inc - CFO

Hi, Michael, this is Tim. Clearly we’re investing here in a launch, we’re investing in a new category and it’s a little bit different, or it’s a little bit difficult to actually at this point in time make that calculation, but we all believe in the potential of the drug and we know that the efficacy is there. And we obviously believe the investment has been warranted.

Michael Tong  — Wells Fargo Securities, LLC - Analyst

Thank you.

Operator

Thank you.  Our next question is from Jason Butler, JMP Securities.  Your line is open.

Jason Butler  — JMP Securities - Analyst

Hi, thanks for taking my questions. Just wanted to start with a broad question, can you maybe talk about how you think about the impact of the adoption curve of expanding the sales effort relative to the REMS modification and your planned initial DTC efforts?

Leland Wilson  — VIVUS Inc - CEO

Well, one of the critical aspects of marketing this product is gaining acceptance by a broad audience of primary care physicians. Obviously, for cost reasons, it’s not sensible for VIVUS to undertake a broad reach out to primary care physicians, so we’re in discussions with large pharmaceutical companies to help with that work.

Jason Butler  — JMP Securities - Analyst

Okay, great. And then just I guess more specific question for Mike. Can you talk about what your concentration of sales details has been to the endos versus for example the high phentermine prescribers?

Mike Miller  — VIVUS Inc - CCO

In terms of concentration of the number of calls?

Jason Butler  — JMP Securities - Analyst

Yes.

Mike Miller  — VIVUS Inc - CCO

I don’t have that in front of me, but as I said, I think we have about — we have 90% reach to this audience, we’re in excess of 1.5 frequency per month, so the effort behind this particular audience is — they are a high-value target for us.

Jason Butler  — JMP Securities - Analyst

But can you maybe say whether you spent more time focusing on endos versus the other high-target physicians that you’re already detailing?

Mike Miller  — VIVUS Inc - CCO

Other high-value targets are seen with similar reach and frequency. We’re trying to — we clearly have our targets segregated by frequency targets, so how many times per month they are seen, and endos are a high-value target relative to other specialties.

Jason Butler  — JMP Securities - Analyst

Okay, great thanks for taking the questions.

Operator

Thank you.  Our next question is from Eric Roberts, Caxton Advantage. Your line is open.

Eric Roberts  — Caxton Advantage - Analyst

Hi, guys, my question was actually already answered.

Operator

Our next question is from Jonathan Aschoff, Brean Capital. Your line is open.

Jonathan Aschoff  — Brean Murray, Carret & Co. - Analyst

Thank you. I don’t know if you addressed this, I’ve been juggling some conference calls, but is there going to be an inventory build at retail pharmacies with the REMS modification, and what can we expect there and how will you record revenue? Can you give us some color there?

Tim Morris  — VIVUS Inc - CFO

Hi, John, this is Tim. There will be some stocking obviously at the wholesaler and at the pharmacy level. However, our revenue recognition policies will not change.  We’ll continue to recognize revenue as the product is dispensed to the patients.

Jonathan Aschoff  — Brean Murray, Carret & Co. - Analyst

Okay. And I don’t know if you’ve already addressed this, but how do you account for that extremely flat as per the publicly available week-over-week data for April?

Tim Morris  — VIVUS Inc - CFO

Obviously, we still believe that the third-party reporting services continue to be inaccurate.

Jonathan Aschoff  — Brean Murray, Carret & Co. - Analyst

I mean, would you say they’re still kind of comfortably within a few percent of that 70%-ish capture rate or do think it’s a great fluctuation beyond that?

Leland Wilson - VIVUS Inc - CEO

No, we look forward to the time when we’re out there with distribution to the wholesalers, and so this data will be accurate through IMS and Walters Kluwer. So those days are coming rapidly, but as we said in the past, they have not correlated, and you’ve seen this as well, they have not correlated well with actual data that we present in the past.

Now, having said that, I would say that because of the kind of draconian distribution system we’ve been saddled with right now and the lack of reimbursement and things of this nature that we’re working with, the level of scripts is low, but we think now with the distribution system that allows greater access to patients and certainly reduces the burden on the prescribing physician, that that will free us up to allow prescriptions to increase significantly. And combine that with our efforts with the consumers through DTC advertising and social media, et cetera, we’re very optimistic about the growth of the second phase of the VIVUS launch of Qsymia. So we’re looking forward to that.

Jonathan Aschoff  — Brean Murray, Carret & Co. - Analyst

Okay. So you’ve not given us an April actual script count earlier on the call?

Leland Wilson - VIVUS Inc - CEO

We don’t have it yet. That’s correct.

Jonathan Aschoff  — Brean Murray, Carret & Co. - Analyst

Okay, thanks guys.

Operator

Thank you. I am not seeing any further questions in the queue. I’d like to turn the call back over to Leland Wilson for any further remarks.

Leland Wilson  — VIVUS Inc - CEO

Okay, well again, thanks everybody for your support. I think you can see that we’ve made considerable progress over the last quarter and lots of good news. And so with that, I’ll close the call, and again thanks again for your support.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This concludes today’s program. You may now disconnect. Everyone have a great day.